UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
Form 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): January 9, 2023
MYR GROUP INC.
(Exact name of registrant as specified in its charter)

Delaware	1-08325	36-3158643
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

12121 Grant Street,		Suite 610
Thornton,	CO		80241
(Address of principal executive offices)			(Zip Code)
Registrant’s telephone number, including area code:  (303) 286-8000
12150 East 112th Avenue
Henderson, CO
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value	MYRG	The Nasdaq Stock Market, LLC
(Nasdaq Global Market)
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On January 9, 2023, as part of a planned leadership succession process, Betty R. Johnson notified the Board of Directors (the “Board”) of MYR Group Inc. (the “Company”) of her decision to retire as Senior Vice President and Chief Financial Officer of the Company, effective on February 24, 2023 (the “Effective Date”). Following the Effective Date, Ms. Johnson will continue as Senior Vice President until May 31, 2023 to assist with an orderly transition of her duties. Ms. Johnson's retirement is not the result of any disagreement with the Company nor any issue related to the Company’s financial statements or accounting practices.
On January 9, 2023, the Board appointed Kelly Huntington, 47, to serve as Senior Vice President of the Company, effective on January 9, 2023. In addition, the Board approved that from and after the Effective Date, Ms. Huntington will serve as Senior Vice President and Chief Financial Officer of the Company, and as the Company’s principal financial officer and principal accounting officer.
Ms. Huntington previously served as Senior Vice President & Chief Financial Officer of USIC, LLC, an underground utility damage prevention company, from 2019 to 2022; Senior Vice President, Enterprise Strategy for OneAmerica Financial Partners, Inc., a financial services company, from 2015 to 2019; and in multiple roles with The AES Corporation, a utility and power generation company, and its subsidiary Indianapolis Power & Light Company (“IPL”), including Senior Vice President & Chief Financial Officer of IPL from 2011 to 2013 and subsequently as President and Chief Executive Officer of IPL from 2013 to 2015. Ms. Huntington also currently serves on the Board of Directors of Capital Power (TSX:CPX). Ms. Huntington is a graduate of Massachusetts Institute of Technology with Bachelor of Science in Management Science. She also has a Master of Business Administration from the Kellogg School of Management, Northwestern University.
There are no family relationships, as defined in Item 401 of Regulation S-K, between Ms. Huntington and any of the Company’s executive officers or directors or persons nominated or chosen to become a director or executive officer. There is no arrangement or understanding between Ms. Huntington and any other person pursuant to which Ms. Huntington was appointed as an officer of the Company. There are no transactions in which Ms. Huntington has a direct or indirect material interest requiring disclosure under Item 404(a) of Regulation S-K.
In connection with Ms. Huntington’s appointment to serve as Senior Vice President and Chief Financial Officer of the Company, the Company has entered into an employment agreement with Ms. Huntington (the “Huntington Employment Agreement”), with an effective date of January 9, 2023. Under the Huntington Employment Agreement, Ms. Huntington is eligible to receive a base salary of $440,000 per year and is eligible to participate in all incentive, 401(k), profit sharing, retirement and welfare benefit plans, policies and arrangements generally applicable to our other similarly-situated executive officers. In addition, Ms. Huntington has received a sign-on bonus of $100,000. Subject to prior notice, the Huntington Employment Agreement automatically renews annually for an additional one-year term following an initial term that expires on January 9, 2024. The Huntington Employment Agreement contains non-competition covenants restricting the ability of Ms. Huntington from competing with us, soliciting our clients or recruiting our employees during the term of her employment and for a period of one year thereafter, as well as prohibiting her from disclosing confidential information and trade secrets of the Company.
Under the Huntington Employment Agreement, if Ms. Huntington’s employment is terminated without cause, or she resigns with good reason, Ms. Huntington would be eligible to receive a lump sum severance payment equal to (1) two times the sum of her base salary and target bonus (or three times, in the case of a termination without cause or for good reason within one year following a "change of control" (as defined in the Huntington Employment Agreement)) plus (2) the cost of maintaining COBRA continuation coverage for herself and her dependents for 24 months. The Huntington Employment Agreement does not provide for any golden parachute excise tax gross up.
* * * * *

The foregoing description of the terms of the Huntington Employment Agreement is qualified in its entirety by reference to the terms and conditions of such agreement, which will be filed as an exhibit to the Company’s Annual Report on Form 10-K for the year ended December 31, 2022.
A copy of the press release announcing the foregoing management changes is attached hereto as Exhibit 99.1 to this report and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.
(d) The following exhibit is being furnished with this Current Report on Form 8-K.

99.1	MYR Group Inc. Press Release, dated January 9, 2023
104	Cover Page Interactive Data File (the cover page XBRL tags are embedded within the Inline XBRL document)

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MYR GROUP INC.

Dated: January 9, 2023	By:	/s/ WILLIAM F. FRY
		Name:	William F. Fry
		Title:	Vice President, Chief Legal Officer and Secretary